Exhibit 10.65

MAXXAM SUPPLEMENTAL SAVINGS PLAN

(Effective as of January 1, 2008)

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc

MAXXAM SUPPLEMENTAL SAVINGS PLAN
(Effective as of January 1, 2008)

PREAMBLE

           MAXXAM Inc. has established this Supplemental Savings Plan in order to provide certain participants in the Savings Plan with certain retirement benefits they would have received under the Savings Plan were it not for the section 415(c) and section 401(a)(17) limits on benefits imposed by section 415(c) and section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”).  This Plan is intended to be both an “excess benefit plan” exempt from all of the provisions applicable to employee pension benefit plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, with respect to certain benefits, a supplemental employee retirement plan that qualifies as a “top hat” plan exempt from most of the substantive provisions of ERISA.  This Plan became subject to section 409A of the Code (along with applicable regulations and other Department of Treasury guidance of general application, “409A”) on January 1, 2005, and this amendment and restatement of the Plan is intended to comply with 409A.

SECTION I
DEFINITIONS

           For purposes of this Plan, the following terms shall have the meanings set forth below.

           1.1           Account. The record of a Participant’s accumulated benefit hereunder that is established pursuant to Section 2.1.

           1.2           Administrative Committee.  The Administrative Committee appointed under the Savings Plan.

           1.3           Board of Directors.  The Board of Directors or Managers, or other person, entity or body performing similar functions, of the Company or any Employer, or committee of such Board of Directors delegated the authority to act with respect to this Plan.

           1.4           Code.  Such term shall have the meaning assigned to it in the Preamble above.

           1.5           Company.  MAXXAM Inc., a Delaware corporation, and any successor thereof by merger, consolidation or otherwise.

           1.6           Disabled.  A Participant will be considered disabled if he has any medically determinable physical or mental impairment which prevents a Participant from engaging in any substantial gainful activity for an Employer, if such condition can be expected to result in death or can be expected to have a duration of at least 12 months, determined in accordance with 409A.

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc

           1.7           Eligible Employees.  Each participant in the Savings Plan shall automatically be eligible to participate in this Plan for purposes of subsection 2.2.1.  Participants in the Savings Plan who also are designated as eligible to receive supplemental benefits in accordance with subsection 2.2.2 for a year shall be eligible to participate in this Plan for purposes of subsection 2.2.2.  The Company’s Board of Directors can change any such designation for any year by action taken prior to the last day of such year.  Designations by the Company’s Board of Directors with respect to subsection 2.2.2 shall be in its sole discretion, without any obligation to treat similarly-situated individuals the same.

           1.8           Employer.  The Company and any other corporation, partnership or other entity treated with the Company as a single employer under section 414 of the Code (an “Affiliate”) that has adopted this Plan with the consent of the Company’s Board of Directors.

           1.9           Key Employee.  A “specified employee” within the meaning of 409A.

           1.10        Participant.  An Eligible Employee for whom a book-keeping account is maintained by the Company evidencing an amount owed to such person by his or her Employer under the Plan.

           1.11        Plan.  This MAXXAM Supplemental Savings Plan.

           1.12        Savings Plan.  The MAXXAM Savings Plan.

           1.13        Valuation Date.  Each December 31 and such other dates within the calendar year as the Administrative Committee shall designate from time to time and with respect to any Participant that has terminated employment, the date of such termination.

           1.14         409A.  Such term shall have the meaning assigned to it in the Preamble above.

SECTION II
BENEFITS

           2.1           Account Established.  The Company shall establish a memorandum or book-keeping account on its records for each Participant to evidence the benefits and earnings accrued under Sections 2.2 and 2.3 by each Participant.

           2.2           Benefits.

                           2.2.1.      Section 415 Excess Benefits.  As of December 31 of each year commencing with December 31, 2006, each Eligible Employee shall accrue an amount equal to what he or she would have been allocated under the Savings Plan as Basic Discretionary Contributions and Transition Contributions for the year but for the application of the limit imposed by section 415(c) of the Code on the total amount that could be credited as annual additions to such individual’s Savings Plan account for that year.

                           2.2.2.     Supplemental Benefits.  As of December 31 of each year commencing with December 31, 2006, each Eligible Employee who is designated as eligible for supplemental benefits under this subsection 2.2.2 for the year shall accrue an amount equal to the Basic Discretionary Contributions and Transition Contributions that such Eligible Employee would have been allocated under the Savings Plan for that year on eligible compensation for the year (as defined in the Savings Plan but disregarding references to section 401(a)(17) of the Code) in excess of the compensation limit for that year under section 401(a)(17) of the Code (but without duplication of any amounts credited to such Participant’s Account pursuant to subsection 2.2.1).

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc

           2.3           Earnings Credited To Accounts.  Effective as of the close of business on each Valuation Date, earnings shall be credited to each Participant’s Account for the period since the last Valuation Date in accordance with uniform rules established by the Administrative Committee using the prime rate in effect at the end of the month preceding the month containing such Valuation Date as reported by the Wall Street Journal or such other rate as shall be determined by the Company’s Board of Directors in its sole discretion.

           2.4           Time and Form of Payment of Vested Benefits.  The vested balance of a Participant’s Account shall be paid to or on behalf of the Participant following his termination of employment in accordance with this Section 2.4.

                           2.4.1       Vesting.  The percentage of a Participant’s Account under the Plan that is vested shall be the same percentage as his account under the Savings Plan as of the same date.

                           2.4.2       Time and Form of Payment to Participant.  A Participant’s vested Account balance shall be paid to him in a single cash payment on the fifteenth (15th) day of the month following the month in which he becomes Disabled or terminates employment with the Employer and Affiliates, provided, however, if the Participant is a Key Employee and payment is made on account of his termination of employment (and not on account of his becoming Disabled, payment shall be delayed for six months after the date of the Participant’s termination of employment.  If payment of a Participant’s vested Account balance is delayed for six months, interest shall be credited to such Participant’s vested Account balance, through the date of expiration of the six-month period, at the rate that would have applied if payment had not been delayed, and such delayed payment shall be made fifteen (15) days following expiration of the six-month waiting period.

                           2.4.3       Death Benefits.  If a Participant dies before receipt of payment from the Plan, payment of the Participant’s vested Account balance shall be made instead to his beneficiary or beneficiaries (as defined in Section 2.5 below).  Such payment(s) shall be made thirty (30) days after the Participant’s death.  Notwithstanding the foregoing, if there is a dispute or other uncertainty regarding a Participant’s beneficiary or beneficiaries, such payment(s) shall be made thirty (30) days after such dispute or uncertainty is fully and finally resolved.

                           2.4.4       Payment Grace Period.  Any payment made before or after a specified payment date provided herein, but within the applicable grace period permitted by 409A, shall be considered payment on the specified payment date for all purposes under the Plan.

           2.5           Beneficiary.  The beneficiary or beneficiaries to whom amounts are payable under this Plan after the death of the Participant shall be the same as the beneficiary or beneficiaries to whom amounts are payable (in the same proportions) under the Savings Plan after the death of the Participant.

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc

SECTION III
LIABILITY FOR PAYMENTS

           3.1           In General.  Benefits payable under this Plan shall be the liability of the Employer that employed the Participant with respect to whom benefits are payable.  If a Participant is entitled to benefits under this Plan attributable to periods of employment with more than one Employer, the Company shall determine the apportionment of liability among such Employers, such apportionment to be determined based upon the aggregate accruals for the Participant under Sections 2.2 and 2.3 during the Participant’s term of employment with each Employer.

           3.2           Unfunded Plan.  While this Plan refers to the crediting of amounts to a Participant’s Account from time to time, all Accounts maintained under the Plan are book-entry, memorandum accounts only, and do not represent an interest in any trust, fund or specific asset or property.  Any obligation of an Employer to pay benefits hereunder shall be an unsecured promise, and any right to enforce such obligation shall be solely as a general creditor of the Employer.

SECTION IV
ADMINISTRATION

           The Administrative Committee shall administer the Plan.  The Administrative Committee shall have full discretionary authority to determine all questions arising in connection with the Plan, including its interpretation and the determination of eligibility for benefits, and may adopt procedural rules and employ and rely upon such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan.  Absent manifest error, the decisions of the Administrative Committee shall be conclusive and binding on all persons.

SECTION V
AMENDMENT AND TERMINATION

           The Company may waive, modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate the Plan entirely at any time; provided, that any such waiver, modification, amendment, suspension or termination is permitted by 409A; and further provided that no such modification, amendment, suspension or termination shall reduce the benefits accrued by the Participant (including earnings credited to his Account as of the most recent Valuation Date) up to the date of the modification, amendment, suspension or termination.  Any such action by the Company shall be binding on all Employers.  Any participating Employer (other than the Company) may withdraw from the Plan by action of its Board of Directors and by giving at least 20 business days advance written notice to the Company unless the Company waives such notice or agrees on any shorter period of advance notice.  As of the effective date of such withdrawal the Plan shall be deemed to be frozen with respect to the withdrawing Employer, and no additional benefits (including credited earnings) shall accrue with respect to individuals employed by such Employer after that date.

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc

SECTION VI
MISCELLANEOUS

           6.1           No Employment Rights.  The establishment of the Plan shall not be construed as conferring any rights upon any employee or any person for a continuation of his employment, nor shall it be construed as limiting in any way the right of any Employer to discharge any employee or to treat him without regard to the effect which such treatment might have upon him as a Participant under the Plan.

           6.2           Forfeiture for Cause.  Notwithstanding any provision of this Plan to the contrary, if a Participant or former Participant is found guilty (by a court of competent jurisdiction) of any act of fraud or dishonesty against an Employer, then all rights which the Participant or his beneficiary may have under this Plan shall be retroactively forfeited, any obligation of an Employer to make accruals or payments hereunder shall terminate, any accruals or payments made hereunder shall be considered null and void, and any such payments shall be recoverable by the Employer(s).

           6.3           Non-Alienation of Benefits.  Except as otherwise provided by law, no benefit, interest, or payment under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit, interest, or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, interest, or payment or be subject to attachment, garnishment, levy, execution or other legal or equitable process.

           6.4           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of participating Employers and the heirs, administrators, executors and personal representatives of the Participant.

           6.5           Liability Limited and Indemnification.  No member of the Administrative Committee or of the Board of Directors of an Employer shall be personally liable for any act or omission done or failed to be done by such member in the course of administering or otherwise acting with respect to this Plan, except as provided by law or the in articles of incorporation, bylaws, or other organizational documents of an Employer.  Moreover, each member of the Administrative Committee and the Board of Directors of each Employer shall be indemnified to the fullest extent provided for in the applicable Employer’s articles of incorporation, bylaws, or other organizational documents, from any expense, liability or loss incurred or suffered by any of such persons as a result of administering or otherwise acting with respect to this Plan.

           6.6           Withholding.  Benefit payments hereunder shall be subject to withholding, to the extent required by applicable tax or other laws, or an order of a court of competent jurisdiction.

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc

           6.7           Separability.  If any provision of this Plan is held invalid or unenforceable, to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.

           6.8           Captions.  Except for the definitions in Section I, the captions contained herein and the table of contents prefixed hereto are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall affect the Plan or the construction of any provision thereof.

           6.9           Usage.  Whenever applicable, the masculine gender, when used in the Plan, shall include the feminine or neuter gender, and the singular shall include the plural.

           6.10        Governing Laws.  The Plan shall be governed by and construed and administered under the internal laws of the State of Texas (without regard to any provisions relating to conflict of laws), except to the extent that such laws are preempted by Federal law.

EXECUTED as of the year and date set forth on the cover page hereof.

MAXXAM INC.

By:	/s/ M. Emily Madison
M. Emily Madison
Vice President, Finance

MI Supp Svgs Plan (2008 amend’t).final.BLB.doc